Exhibit 99.1

VantageMed Corporation Announces New Chief Executive Officer

RANCHO CORDOVA, CA, April 20, 2002 (Business Wire)—VantageMed Corporation (NasdaqNM: VMDCE) today announced that Richard M. Brooks has been named as Chief Executive Officer. He will also continue to serve as a director of the Company. Mr. Brooks has been a member of the Board of Directors and Audit Committee since March 2001. He will replace James L. Seiler who resigned as CEO. Mr. Seiler will remain as Chairman of the Board.

Recently, Mr. Brooks served as a managing member of Brooks and Donde LLC, a financial and information technology company. He was a founder of NetStream, Inc., a telecommunications and information technology managed services company. Mr. Brooks served as Senior Vice President and Chief Financial Officer of Physicians Clinical Laboratory, a publicly traded medical reference laboratory. He was also a certified public accountant with Touche, Ross & Co. Mr. Brooks received a Bachelor of Science degree in Business Administration from Oregon State University.

VantageMed is a provider of healthcare information systems and services distributed to over 11,000 customer sites through a national network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians, dentists, and other healthcare providers and provider organizations.

CONTACT:
VantageMed Corporation
Investor Relations
Greg Hill, CFO
(916) 638-4744 ext 213
 investor@vantagemed.com

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